 Exhibit E

AMENDMENT TO STOCK RESTRICTION AGREEMENT

THIS AMENDMENT TO STOCK RESTRICTION AGREEMENT (this "**Amendment**"), dated as of September 29, 2022 (the "**Effective Date**"), by and between Dolphin Entertainment, Inc., a Florida corporation (the "**Company**"), and Dolphin Entertainment, LLC (the "**Stockholder**"), amends that certain Stock Restriction Agreement, entered into on November 16, 2020, by the Company and the Stockholder (the "**Agreement**").

WHEREAS, Section 4(e) of the Agreement provides that the Agreement may be amended by the written consent of the Company and the Stockholder.

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein and of other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Section 1(a) of the Agreement is hereby deleted in its entirety and is replaced by the following:

> (a) As of the Effective Date, the Stockholder agrees that the conversion of the Shares into Common Stock shall be prohibited for three (3) years, after such time, the conversion of the Shares into Common Stock shall be prohibited until such time as a majority of the independent directors of the board of directors of the Company (the "***Independent Directors***") approves a removal of the prohibition.

2. Except as specifically provided for herein, all terms of the original Agreement shall remain in full force and effect.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument. PDF and facsimile signatures shall constitute original signatures.

IN WITNESS WHEREOF, the Company and the Holder have caused this Amendment to be executed as of the date first written above.

STOCKHOLDER:

DOLPHIN ENTERTAINMENT, LLC

DocuSigned by:
Bill O'Dowd
0FA46BB7E75D4FE...

By: William O'Dowd

Title:

Address: ______________________________

____

COMPANY:

DOLPHIN ENTERTAINMENT, INC.

DocuSigned by:
By: ______________________________
E7EA5DD5B266429...

Name: Mirta Negrini

Title: Chief Financial Officer

Address: 150 Alhambra Circle, Suite 1200, Coral Gables, FL 33134